Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2017

SHAKOPEE, Minn., Nov. 13, 2017 /PRNewswire/ -- Canterbury Park Holding Corporation (the "Company") (NASDAQ: CPHC) today announced financial results for its third quarter and nine month periods ended September 30, 2017.

The Company reported net revenues of $17.7 million for the three months ended September 30, 2017, an increase of 6.2% from revenues of $16.6 million in the same 2016 period. Card Casino revenues increased $655,000, or 8.9%, primarily due to a $646,000 increase in table games revenues. Pari-mutuel revenues increased $311,000, or 8.8%, due to a $92,000 increase in simulcast revenues and receipt of $155,000 in source market fees under Advanced Deposit Wagering (ADW) legislation that took effect on November 1, 2016. Food and beverage revenues decreased $262,000, or 7.6%, which is primarily due to hosting six less live racing days in the 2017 third quarter compared to the 2016 third quarter.

For the nine months ended September 30, 2017, the Company's net revenues were $45.0 million, an increase of 10.0% from revenues of $40.9 million for the same period in 2016. Card Casino revenues increased $2.4 million, or 11.0%, which reflected a $2.6 million increase in table games revenues, partially offset by a modest decline in poker revenues. Pari-mutuel revenues increased $931,000, or 11.7%, primarily due to $655,000 received in ADW source market fees. Food and beverage revenues increased $143,000, or 2.1%.

The Company's operating expenses during the 2017 third quarter were $16.1 million, an increase of $1.0 million, or 7.0%, compared to 2016 third quarter expenses of $15.1 million, and the Company's operating expenses during the nine months ended September 30, 2017 were $41.4 million, an increase of $6.5 million, or 18.6%, from $34.9 million in the nine months ended September 30, 2016. Operating expenses in the 2016 third quarter included an insurance recovery of $592,276 related to storm damage in 2014 that was accounted for as a reduction in operating expense. The 2016 year-to-date operating expenses reflect the previously reported $3,990,519 pretax gain on sale of land in the 2016 second quarter that was also accounted for as a reduction in operating expense. Excluding insurance recoveries in 2016, operating expenses for the 2017 third quarter increased $466,000 or 3.0% compared to the 2016 third quarter. Excluding insurance recoveries and gains on sales in 2016, operating expenses for the nine month period ended September 30, 2017 increased $1.9 million or 4.8% compared to the 2016 nine month period. Expense increases in the three and nine month periods ended September 30, 2017 primarily reflected increases in purse and Breeders' Fund expense, salaries and benefits, and other expenses related to the revenue increases.

Net income for the three and nine months ended September 30, 2017 totaled $953,000 and $2.2 million, respectively, compared to $926,000 and $3.5 million for the same periods in 2016. Diluted income per share for the three and nine months ended September 30, 2017 was $0.22 and $0.50, respectively, compared to $0.21 and $0.82 for the same periods in 2016.

The Company generated adjusted EBITDA of $2.2 million for the three months ended September 30, 2017, an increase of $544,000, or 33.2% from the same period a year ago. Adjusted EBITDA as a percentage of net revenues for the three months ended September 30, 2017 increased to 12.4% from 9.9% for the same period in 2016. The Company generated adjusted EBITDA of $5.5 million in the first nine months of 2017, an increase of $2.2 million, or 67.3% from the same period a year ago. Adjusted EBITDA as a percentage of net revenues for the nine months ended September 30, 2017 increased to 12.2% from 8.0% for same period in 2016. EBITDA represents earnings before interest, income tax expense, and depreciation and amortization. Adjusted EBITDA reflects additional adjustments to net income to eliminate unusual items, which for the 2016 third quarter excluded insurance recoveries and, for the first nine months of 2016, excluded the gain on sale of land and insurance recoveries.

Additional information regarding the results of the Company's third quarter and first nine months of 2017 is presented in the accompanying table and in our Form 10-Q Report that will be filed with the Securities and Exchange Commission on November 14, 2017.

Management Comments:

"We are very pleased with our results for the three months and nine months ended September 30, 2017," stated Randy Sampson, Canterbury Park's President and CEO. "After excluding the impact of insurance recoveries and gain on sale of land in 2016, the operating results in our core operations in the third quarter and nine months ended September 30, 2017 showed continuing growth compared to last year's results for the same periods, with all three of our operating segments reporting increased revenues for the nine month period. Improved results in our Card Casino reflect both success in our marketing efforts and a strong economy. For the third consecutive quarter we reported increased revenue in our pari-mutuel wagering segment in spite of running six less live racing days in the third quarter of 2017. This increase primarily reflects new ADW source market fee revenues, but we also saw growth in our live on-track and out-of-state pari-mutuel revenues as well as an increase in revenue from simulcast wagering. Finally, although Food and Beverage revenues for the quarter were down slightly due to the reduction of racing dates, our Food and Beverage operating results continue to reflect success in growing our catering and events businesses. Perhaps the best measure of our performance through the first nine months of 2017 is our adjusted EBITDA. This non-GAAP measure, which is adjusted to eliminate the impact of gains from land sale and insurance recoveries in 2016, increased 67.3% to $5.5 million from $2.2 million in the same 2016 period, an amount which represented 12.2% of our net revenues in the 2017 nine month period."

Mr. Sampson concluded: "We are pleased with the performance of all of our operating segments and are optimistic about the Company's prospects for the remainder of 2017 and beyond. We believe we will continue to see revenue and cash flow growth in our core business, primarily from our table games as well as food and beverage and other non-gaming revenues. However, as the upward revenue trend in all our core businesses began in the fourth quarter of 2016, we expect the future revenue growth percentage to moderate as we face more difficult year over year comparisons. We believe the strength of our core operating segments provides a solid foundation as we continue to pursue our real estate development efforts. While we have experienced delays in the approval process for the initial phase of the development of our underutilized land, we are continuing to make progress on currently unresolved issues."

Use of Non-GAAP Financial Measures:

To supplement our financial statements, we also provide investors with information about our EBITDA and Adjusted EBITDA, both of which are non-GAAP measures. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. Adjusted EBITDA reflects additional adjustments to our net income to eliminate unusual items. We have presented Adjusted EBITDA as a supplemental disclosure because it enables investors to understand our results excluding the effect of unusual or infrequent items. For the three months ended September 30, 2016, Adjusted EBITDA excluded the gain on insurance recoveries. For the nine months ended September 30, 2016, Adjusted EBITDA excluded the gain on sale of land and gain on insurance recoveries.

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only thoroughbred and quarter horse racing facility. The Company's 67-day 2017 live race meet began on May 5th and ended September 16th. In addition, Canterbury Park's Card Casino hosts "unbanked" card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Form 10-K Report to the SEC. They include, but are not limited to: material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; and other factors that are beyond our ability to control or predict.

CANTERBURY PARK HOLDING CORPORATION'S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016

Operating Revenues, net	$17,666,841	$16,630,408	$44,956,390	$40,862,702

Operating Expenses (1)	$16,130,028	$15,071,503	$41,366,597 $	$34,883,277

Interest Income (Expense), net	$13,575	$538	$37,178	($48,488)

Income before Income Taxes	$1,550,388	$1,559,443	$3,626,971	$5,930,937

Income Tax Expense	($597,753)	(633,606)	($1,444,753)	($2,419,447)

Net Income	$952,635	$925,837	$2,182,218	$3,511,490

Basic Net Income Per Common Share	$0.22	$0.22	$0.50	$0.82

Diluted Net Income Per Common Share	$0.22	$0.21	$0.50	$0.82

(1) Operating expenses for the three months ended September 30, 2016 include a $592,000 gain on insurance recoveries. Operating expenses for the nine months ended September 30, 2016 also include a $4.0 million gain on sale of land. Both the gain on insurance recoveries and the gain on sale of land were accounted for as a reduction of expenses.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
NET INCOME	$952,635	$925,837	$2,182,218	$3,511,490

Interest (income) expense, net	(13,575)	(538)	(37,178)	48,488

Income tax expense	597,753	633,606	1,444,753	2,419,447

Depreciation	646,050	672,465	1,869,048	1,866,975

EBITDA	2,182,863	2,231,370	5,458,841	7,846,400

Gain on insurance recoveries	0	(592,276)	0	(592,276)

Gain on sale of land	0	0	0	(3,990,519)

ADJUSTED EBITDA	$2,182,863	$1,639,094	$5,458,841	$3,263,605

CONTACT:	Randy Sampson
(952) 445-7223